Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 9, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Mack-Cali Realty Corporation’s Annual Report on Form 10-K/A and Mack-Cali Realty, L.P.’s Annual Report on Form 10-K/A each for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 25, 2011